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            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our reports dated August 20, 2009 on the financial statements of the RiverSource Dividend Opportunity Fund and the RiverSource Real Estate Fund of the RiverSource Sector Series, Inc. included in the Annual Reports for the period ended June 30, 2009, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 42 to the Registration Statement (Form N-1A, No. 33-20872) of the RiverSource Sector Series, Inc.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
August 24, 2009